September 24, 1999



Securities and Exchange Commission
Washington, D.C.  20549



Ladies and Gentlemen:

We were previously principal accountants for Point West Capital Corporation and, under the date of February 27, 1999, we reported on the consolidated financial statements of Point West Capital Corporation as of and for the years ended December 31, 1998 and 1997. On September 20, 1999 our appointment as principal accountants was terminated. We have read Point West Capital Corporation's statement included under Item 4 of its Form 8-K dated September 24, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Point West Capital Corporation's statement that the change was recommended by the Audit Committee of the Board of Directors. We are not in a position to agree or disagree with Point West Capital Corporation's statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Point West Capital Corporation's financial statements.


Very truly yours,


/s/ KPMG LLP

Cc:  Mr. J. Ward Rotter
     Chief Financial Officer
     Point West Capital
     1700 Montgomery Street, Suite 250
     San Francisco, CA  94111


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